Exhibit 99.1
HARMONIC APPOINTS PATRICK GALLAGHER TO BOARD OF DIRECTORS
SUNNYVALE, CALIF. — OCTOBER 3, 2007 — Harmonic Inc. (NASDAQ: HLIT) today announced that it has expanded the Company’s Board of Directors with the appointment of Patrick Gallagher, 52, a highly experienced telecommunications executive with significant international expertise. Mr. Gallagher held senior management positions during his 17 year tenure at British Telecom, including as Group Director of Strategy & Development, President of BT Europe and a member of the BT Executive Committee. He also served as Co/Vice Chairman and CEO at FLAG Telecom, a leading provider of international network transport and data services to telecom operators, content providers and Internet communities worldwide.
Mr. Gallagher currently serves on the Board of Directors at Getronics NV, a publicly traded company in The Netherlands with more than three billion Euros in annual revenues, and is the Vice Chairman of the Board at Golden Telecom, a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS.
“Patrick is an outstanding addition to our Board of Directors, bringing a unique understanding of the worldwide telecommunications market garnered from his success and experience in the industry,” said Patrick Harshman, President and CEO of Harmonic Inc. “I am pleased to welcome him and look forward to his contribution and active participation with the other members of our Board.”
Together, Harmonic’s Board of Directors represents a wide range of business, financial, industry and technical expertise. The other members are Harold Covert, Patrick J. Harshman, E. Floyd Kvamme, Anthony J. Ley, William Reddersen, Lewis Solomon, and David Van Valkenburg.
About Harmonic Inc.
Harmonic Inc. is a leading provider of versatile and high performance video solutions that enable service providers to efficiently deliver the next generation of broadcast and on-demand services including high definition, video-on-demand, network personal video recording and time-shifted TV. Cable, satellite, broadcast and telecom service providers can increase revenues and lower operational expenditures by using Harmonic’s digital video, broadband optical access and software solutions to offer consumers the compelling and personalized viewing experience that is driving the business models of the future.
Harmonic (NASDAQ: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.
This press release contains forward-looking statements within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(E) of the Securities Exchange Act of 1934, including statements related to: looking forward to Mr. Gallagher’s contribution and active participation with the other members of our Board.
Our expectations and beliefs regarding these matters may not materialize, and actual results could differ materially from those projected. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission including its recent Reports filed on Form 10-K and Form 10-Q. Harmonic does not undertake to update any forward-looking statements.
EDITOR’S NOTE – Product and company names used herein are trademarks or registered trademarks of their respective owners.